Exhibit 99.1

             Ashworth, Inc. Announces Fourth Quarter and
                  Fiscal Year 2006 Financial Results


    CARLSBAD, Calif.--(BUSINESS WIRE)--Jan. 10, 2007--Ashworth, Inc. (NASDAQ: ASHW), a leading designer of golf-inspired lifestyle sportswear, today announced unaudited financial results for the fourth quarter and fiscal year ended October 31, 2006.

    Summary of Fourth Quarter and Fiscal 2006 Financials:

    Consolidated net revenue for the quarter ended October 31, 2006 decreased 9.3% to $50.2 million compared to $55.3 million in the same quarter last year. Net domestic revenue decreased 13.5% to $41.0 million for the fourth quarter of fiscal 2006 from $47.4 million for the same period of fiscal 2005. Net international revenue increased 15.7% to $9.2 million for the fourth quarter of fiscal 2006 from $7.9 million for the same period of fiscal 2005.

    For the fiscal year ended October 31, 2006, consolidated net revenue increased 2.4% to $209.6 million compared to $204.8 million for fiscal 2005. Net domestic revenue remained essentially flat and was $171.1 million for the full year fiscal 2006 compared to $170.7 million for fiscal 2005. Net international revenue increased 12.8% to $38.5 million for the full year fiscal 2006 from $34.1 million for fiscal 2005. A more detailed analysis of revenue for the fourth quarter and fiscal 2006 is provided below.

    Consolidated net loss for the fourth quarter of fiscal 2006 was $4.4 million or $0.30 per basic and diluted share compared to a net loss of $2.2 million or $0.16 per basic and diluted share for the same quarter last year. Consolidated net income for the full year fiscal 2006 was $1.0 million or $0.07 per basic and diluted share compared to a consolidated net loss of $0.7 million or $0.05 per basic and diluted share for fiscal 2005.

    The Company's operating margin was a loss of 12.2% in the fourth quarter of fiscal 2006 as compared to a loss of 5.4% in the same period last year. The decline in the fourth quarter was largely driven by lower gross margins and higher selling, general and administrative ("SG&A") expenses. Included in the SG&A expenses for the fourth quarter of fiscal 2006 were pre-tax charges of approximately $0.9 million associated with the previously-announced resignation of the Company's former Chairman and CEO and other organizational changes. Gross margins and earnings were adversely impacted in the fourth quarter by lower than anticipated full margin sales in the Company's Golf distribution channel and by the fixed embroidery costs charged in the period resulting from underutilization of the domestic Embroidery and Distribution Center's (the "EDC") embroidery capacity because of lower than expected throughput during the quarter.

    The Company's operating margin improved to 2.1% in the full year of fiscal 2006 as compared 0.7% in fiscal 2005. The year-over-year improvement was driven primarily by higher gross margins partially offset by an increase in SG&A expenses. The year-over-year gross margin improvement was primarily due to a planned reduction in off-price sales, improved direct labor efficiencies in the EDC and decreased markdown allowances as a percent of sales in the Company's Retail distribution channel. This was partially offset by costs associated with underutilization of the EDC's embroidery capacity. Primary drivers of the higher SG&A included the net addition of four new outlet stores and increases in royalty and license fees.

    Included in the SG&A expenses for the full year of fiscal 2006 were pre-tax charges of approximately $2.7 million in special SG&A expenses. Included in these expenses are the $0.9 million expense associated with the previously-announced resignation of the Company's former Chairman and CEO and other organizational changes. Also included were consulting and legal expenses associated with the issues relating to the Company's 2006 Annual Meeting of Stockholders, the exploration of strategic alternatives and FAS 123R stock option expenses not incurred in the same period last year.

    Peter M. Weil, Chief Executive Officer of Ashworth, said, "During the past several months, our Board and new management team have thoroughly reviewed the Company's businesses and strategic priorities. Our team is making progress in a number of key areas, such as supply chain efficiencies and implementing a management information system. We have also identified certain other areas, such as the cost efficiency of the Company's EDC and the performance of the Ashworth(R) brand in the critical Golf distribution channel, where there is still work to be done.

    "In late 2006, we began implementing initiatives to address these issues and, over the coming year, we will implement additional initiatives that we believe will drive sustainable and profitable growth. Our strategic initiatives for 2007 include, among others:

    -- Evaluating various options to improve the cost efficiency of the EDC;

    -- Implementing a new management information system to enhance supply chain management, merchandise planning, sales forecasting and inventory control;

    -- Improving our performance in the critical Golf distribution channel through new product and merchandising initiatives, participation in the golf industry's leading events and tournaments, and minimizing off-price sales;

    -- Leveraging the success of the Ashworth and Callaway brands to continue to grow sales in the Corporate Channel;

    -- Maximizing the Company's international business opportunities through brand extensions in Europe, new licensee opportunities in Asia and expanded opportunities globally; and

    -- Developing joint sales opportunities with Gekko through extended sales of The Game(R) headwear into golf pro shops and expanded sales of Ashworth clothing into college bookstores and events such as the Kentucky Derby.

    "With a reorganized and revitalized management team in place and a highly dedicated and motivated team of talented employees, Ashworth is well positioned to further extend its category and brand leadership in the U.S. and around the world in 2007 and beyond," concluded Mr. Weil.

    Analysis of Fourth Quarter and Fiscal Year 2006 Revenues by
Channel:

    The Company attributed the decrease in consolidated revenue for the fourth quarter of fiscal 2006, as compared to the fourth quarter of fiscal 2005, to lower revenues in its domestic Golf distribution channel, its Corporate distribution channel as well as the Collegiate/Racing channel. This decrease in consolidated revenue was partially offset by higher revenues in its International segment (including Ashworth U.K., Ltd.), its Retail distribution channel as well as in the Company-owned outlet stores. For fiscal year 2006, the Company achieved increased revenues in all distribution channels other than the domestic Golf distribution channel.

    Revenues from Ashworth branded products decreased 15.7% to $26.6 million for the fourth quarter from $31.5 million in the same quarter in 2005. Revenues from Callaway Golf apparel branded products increased 2.3% to $12.0 million for the quarter.

    Golf

    For the fourth quarter of fiscal 2006, revenues from the domestic Golf distribution channel decreased 35.3% to $13.6 million as compared to the same period of fiscal 2005. For fiscal year 2006, revenues in the Golf distribution channel were down 18.4% from $86.2 million to $70.3 million. Sales in the Golf distribution channel for the fourth quarter and full fiscal year 2006 were affected by the Company's decision to reduce the amount of off-price sales in the channel and improve the quality of distribution as well as competitive pressures and general softness in the golf market. While the Company continues to experience a soft golf market, it has experienced growth in both of its Ashworth AWS(TM) and Callaway Golf X Series Performance product offerings. In December 2006, the Ashworth brand was awarded the #1 market share ranking by the prestigious Darrell Survey for golf shirt usage for the eleventh consecutive year.

    Retail

    Revenues from the Retail distribution channel increased 38.5% to $7.6 million for the fourth quarter of fiscal 2006 as compared to the same period of the prior year. The Retail channel experienced strong growth in the fourth quarter as the Company planned and effectively delivered Fall products later in the season than in previous years in order to maximize turn and profitability. Key items product assortments continue to drive sales in this distribution channel. For fiscal year 2006, revenues in the Retail distribution channel were up 46.4% from $15.5 million to $22.7 million primarily driven by the Company's enhanced merchandising strategy focused on classic key item products with a lower percentage of fashion products. This change in product mix improved full priced sell-through of Spring/Summer product and resulted in lower experienced and projected requests from major customers for margin assistance as compared to fiscal 2005.

    Corporate

    Revenues for the Corporate distribution channel decreased 15.9% to $5.4 million in the fourth quarter of fiscal 2006 as compared to the same period of the prior year. The decrease was largely due to the late receipt of inventory, delaying the shipment of a significant order from the fourth quarter into the first quarter of fiscal 2007. Reduced inventory and stronger then anticipated sales in the first three quarters of the year impacted the Corporate division's ability to satisfy the sales demand in the fourth quarter. For fiscal year 2006, revenues in the Corporate distribution channel were up 8.5% from $23.8 million to $25.8 million primarily due to certain sales promotions and the addition of technical performance product offerings.

    Company-Owned Outlet Stores

    Revenues from the Company-owned outlet stores increased 18.0% to $2.8 million in the fourth quarter of fiscal 2006 as compared to the same period last year, primarily due to the net addition of four new outlet stores. For fiscal year 2006, revenues from the Company-owned outlet stores were up 36.7% from $7.7 million to $10.5 million. Comp store sales were down 5.3% for the fourth quarter of fiscal 2006 and down 3.7% for fiscal year 2006 as compared to the same periods of the prior year. New outlet stores, net of closures, contributed $0.5 million in revenues for the fourth quarter of fiscal year 2006 and $3.0 million in revenues for fiscal year 2006.

    Collegiate/Racing (The Game/Kudzu(R))

    Gekko's revenues decreased 4.1% to $11.6 million in the fourth quarter of fiscal 2006 as compared to the same period of fiscal 2005. The decrease was primarily due to lower sales of The Game products in golf related events such as the President's Cup, which did not take place in 2006, as well as lower sales of Kudzu products into the NASCAR/racing distribution channel. For fiscal year 2006, revenues in the Collegiate/Racing segment were up 11.3% from $37.5 million to $41.8 million primarily due to increased sales of apparel into the collegiate/bookstore channel and the addition of a multi-year exclusive on-site merchandiser license with the Kentucky Derby that began in 2006.

    International

    Revenues from Ashworth UK, Ltd. continue to grow and increased 20.7% to $7.4 million for the fourth quarter of fiscal 2006 compared to the same period of the prior year. For fiscal year 2006, revenues from Ashworth UK, Ltd. were up 19.5% from $23.4 million to $28.0 million. The increase for the fourth quarter and full fiscal year 2006 was driven largely by Ashworth's participation as the lead vendor at the 2006 Ryder Cup at the K Club in Ireland in September 2006 as well as growth in resort and corporate business. Other international revenues were essentially flat for the quarter at $1.8 million and were down approximately $0.2 million to $10.5 million for fiscal year 2006.

    Embroidery and Distribution Center (EDC)

    During fiscal 2006, the Company's EDC met its operating direct labor efficiency targets primarily through the implementation of efficiency measures that focused on improved direct labor proficiencies. Despite improving direct labor efficiency at the EDC, the Company believes that lower than expected throughput is impacting its ability to realize the full benefits of this state-of-the-art facility. As a result, the Company is currently evaluating various options including, among others: utilizing the facility on a more limited one shift embroidery basis through the use of supply chain planning to enable off-shore embroidery; developing a joint venture to better utilize available embroidery capacity; and selling the EDC and utilizing external distribution providers and contract embroiderers. The Company is in the initial stages of evaluating all available options and noted that there is no guarantee that any agreement will be reached as a result of this process.

    Fiscal 2006 Year-End Balance Sheet

    The Company's balance sheet remains strong. Key operational metrics such as accounts receivable and inventory are improving. The Company's net accounts receivable decreased 8.9% from a year ago primarily due to the lower revenues in the fourth quarter of fiscal 2006. Consolidated net inventories decreased 2.5% from a year ago despite an 8.9% increase in Gekko's inventory designed to facilitate sales into the Collegiate market. The Company generated positive cash flow, increased its cash balance and reduced its total debt by $7.4 million to $31.8 million at October 31, 2006. The Company's total liabilities to equity ratio also decreased to 51.0% at October 31, 2006 as compared to 60.6% at October 31, 2005.

    CFO Search

    The Company noted that it is currently searching for a new Chief Financial Officer and is considering both internal and external candidates for the position.

    Financial Guidance

    The Company's Board has determined to discontinue its practice of providing financial guidance because of the recent reorganization of the management team and an ongoing strategic assessment to achieve sustainable and profitable growth in both the near and long-term.

    Conference Call

    Investors and all others are invited to listen to a conference call discussing fourth quarter and fiscal year 2006 results, today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). Domestic participants can access the conference call by dialing 888-344-1107. International participants should dial 973-582-2859. Callers should ask to be connected to Ashworth's fourth quarter earnings teleconference or provide the conference ID number: 8278152. The call will also be broadcast live over the Internet and can be accessed by visiting the Company's investor information page at www.ashworthinc.com.

    About Ashworth, Inc.

    Ashworth, Inc. (NASDAQ: ASHW) - is a leading designer of men's and women's golf-inspired lifestyle sportswear distributed domestically and internationally in golf pro shops, resorts, upscale department and specialty stores and to corporate customers. Ashworth's three market-leading brands include: Ashworth Collection (TM), a range of upscale sportswear designed to be worn on and off course; Ashworth Authentics (TM), which showcases popular items from the Ashworth line; and Ashworth Weather Systems(R), a technical performance line. Ashworth is also an Official Apparel Licensee of Callaway Golf Company.

    Ashworth is also a leading designer, producer and distributor of headwear and apparel under The Game(R) and Kudzu(R) brands. The Game is a leading headwear brand to collegiate bookstores and Kudzu products are sold into the NASCAR/racing markets and through outdoors sports distribution channels, including fishing and hunting. Ashworth is also the exclusive on-site event merchandiser for the Kentucky Derby.

    For more information, please visit the Company's Web site at www.ashworthinc.com.

    Forward-Looking Statements

    This press release contains forward-looking statements related to the Company's market position, finances, operating results, marketing and business plans and strategies within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may contain the words "believes," "anticipates," "expects," "predicts," "estimates," "projects," "will be," "will continue," "will likely result," or other similar words and phrases. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, changed circumstances or unanticipated events unless required by law. These statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the uncertainties associated with implementing a successful transition in executive leadership, the evaluation of strategic alternatives that may be presented, timely development and acceptance of new products, as well as strategic alliances, the integration of the Company's acquisition of Gekko Brands, LLC, the impact of competitive products and pricing, the success of the Callaway Golf apparel product line, the preliminary nature of bookings information, the ongoing risk of excess or obsolete inventory, the potential inadequacy of booked reserves, the successful operation of the distribution facility in Oceanside, CA, the successful implementation of the Company's ERP system, and other risks described in Ashworth, Inc.'s SEC reports, including the annual report on Form 10-K for the year ended October 31, 2005, quarterly reports on Form 10-Q filed thereafter and amendments to any of the foregoing reports, including the Form 10-K/A for the year ended October 31, 2005.


ASHWORTH, INC.
Consolidated Statements of Operations
Fourth Quarter and Twelve Months ended October 31, 2006 and 2005
(Unaudited)
                                             Summary of Results of
                                                    Operations
                                               2006          2005
                                           ------------- -------------
FOURTH QUARTER
------------------------------------------
Net Revenue                                 $50,152,000   $55,304,000
Cost of Sales                                33,823,000    36,114,000
                                           ------------- -------------
 Gross Profit                                16,329,000    19,190,000
Selling, General and Administrative
 Expenses                                    22,431,000    22,185,000
                                           ------------- -------------
Loss from Operations                         (6,102,000)   (2,995,000)
Other Income (Expense):
 Interest Income                                 15,000        13,000
 Interest Expense                              (668,000)     (638,000)
 Other Expense, net                            (333,000)     (186,000)
                                           ------------- -------------
 Total Other Expense, net                      (986,000)     (811,000)
                                           ------------- -------------
Loss Before Provision for Income Taxes       (7,088,000)   (3,806,000)
Provision for Income Taxes                    2,734,000     1,568,000
                                           ------------- -------------
 Net Loss                                   ($4,354,000)  ($2,238,000)
                                           ============= =============
Loss Per Share - BASIC                           ($0.30)       ($0.16)
Weighted-Average Common Shares Outstanding   14,520,000    14,020,000
                                           ============= =============

Loss Per Share - DILUTED                         ($0.30)       ($0.16)
Adjusted-Weighted Average Shares and
 Assumed Conversions                         14,520,000    14,020,000
                                           ============= =============

TWELVE MONTHS
------------------------------------------
Net Revenue                                $209,600,000  $204,788,000
Cost of Sales                               123,787,000   127,875,000
                                           ------------- -------------
 Gross Profit                                85,813,000    76,913,000
Selling, General and Administrative
 Expenses                                    81,475,000    75,443,000
                                           ------------- -------------
Income from Operations                        4,338,000     1,470,000
Other Income (Expense):
 Interest Income                                 55,000        62,000
 Interest Expense                            (2,897,000)   (2,372,000)
 Other Income (Expense), net                    257,000      (448,000)
                                           ------------- -------------
Total Other Expense, net                     (2,585,000)   (2,758,000)
                                           ------------- -------------
Income (Loss) Before Provision for Income
 Taxes                                        1,753,000    (1,288,000)
Provision for Income Taxes                     (802,000)      561,000
                                           ------------- -------------
 Net Income (Loss)                             $951,000     ($727,000)
                                           ============= =============
Income (Loss) Per Share - BASIC                   $0.07        ($0.05)
Weighted-Average Common Shares Outstanding   14,400,000    13,872,000
                                           ============= =============

Income (Loss) Per Share - DILUTED                 $0.07        ($0.05)
Adjusted-Weighted Average Shares and
 Assumed Conversions                         14,514,000    13,872,000
                                           ============= =============

ASHWORTH, INC.
Condensed Consolidated Balance Sheets
As of October 31, 2006 and 2005
(Unaudited)
                                            October 31,   October 31,
ASSETS                                         2006          2005
------------------------------------------ ------------- -------------

CURRENT ASSETS
 Cash and Cash Equivalents                   $7,508,000    $3,839,000
 Accounts Receivable-Trade, net              33,984,000    37,306,000
 Inventories, net                            44,971,000    46,126,000
 Other Current Assets                        12,632,000    14,687,000
                                           ------------- -------------
   Total Current Assets                      99,095,000   101,958,000

Property and Equipment, net                  39,126,000    38,082,000
Intangible Assets, net                       25,495,000    24,436,000
   Other Assets, net                            327,000       238,000
                                           ------------- -------------
               Total Assets                $164,043,000  $164,714,000
                                           ============= =============

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------------

CURRENT LIABILITIES
 Line of Credit                             $14,000,000   $19,500,000
 Current Portion of Long-Term Debt            2,117,000     2,366,000
 Accounts Payable - Trade                    10,724,000    11,149,000
 Other Current Liabilities                   10,758,000     9,671,000
                                           ------------- -------------
 Total Current Liabilities                   37,599,000    42,686,000

Long-Term Debt                               15,671,000    17,320,000
Other Long-Term Liabilities                   2,139,000     2,146,000
Stockholders' Equity                        108,634,000   102,562,000
                                           ------------- -------------
Total Liabilities and Stockholders' Equity $164,043,000  $164,714,000
                                           ============= =============


    CONTACT: Ashworth, Inc.
             James B. Hayes, Chairman
             Peter M. Weil, CEO
             760-929-6100